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Exhibit 99.2

ELECTION FORM AND LETTER OF TRANSMITTAL

        This Election Form and Letter of Transmittal is being delivered to holders of shares of common stock of MBT Bancorp ("MBT") in connection with the Agreement and Plan of Merger (the "Merger Agreement"), by and between MBT and MainSource Financial Group, Inc. ("MainSource"), whereby MBT will merge with and into MainSource (the "Merger") and, immediately thereafter, The Merchant's Bank and Trust Company ("Merchants"), the wholly-owned subsidiary of MBT, will be merged with and into MainSource Bank, MainSource's wholly-owned subsidiary.

EXCHANGE AGENT: REGISTRAR AND TRANSFER COMPANY

Mailing Address: Registrar and Transfer Company Attn: Reorg Exchange Dept. P.O. Box 645 Cranford, NJ 07016-0645	To be effective, this Election Form must be received by the Exchange Agent no later than 5:00 p.m., EDT, on [ ], 2014.	By Hand: Registrar and Transfer Company Attn: Reorg Exchange Dept. 10 Commerce Drive Cranford, NJ 07016

DESCRIPTION OF CERTIFICATES SURRENDERED

Certificate(s) Enclosed (Attach list if necessary)

(See Instructions) Name(s) and Address of Registered Holder(s)	Certificate Numbers	Total Number of Shares Represented by Certificate(s)

TOTAL SHARES

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Check the box to the left if you have lost any of your MBT stock certificates and complete the Affidavit for Lost Stock Certificate(s). (See Instructions).

ELECTION OPTIONS (MARK ONLY ONE BOX) EXPIRATION 5:00 P.M. EDT, ON [                        ] , 2014

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ALL STOCK ELECTION: Exchange each share of MBT Common Stock listed above for 2.055 shares of MainSource Common Stock, subject to adjustment as described in the Merger Agreement (you will receive cash in lieu of any fractional shares) ("Stock Election")

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ALL CASH ELECTION: Exchange each share of MBT Common Stock listed above for $35.16 per share, subject to adjustment as described in the Merger Agreement ("Cash Election")

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COMBINATION STOCK/CASH ELECTION: Exchange                                    shares of MBT Common Stock listed above for shares of MainSource Common Stock and the remainder for cash ("Combination Election"). (Please write in the blank the number of shares you would like to exchange for MainSource Common Stock.)

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NON-ELECTION: No preference with respect to the receipt of either MainSource Common Stock or cash.

IMPORTANT: IF YOU DO NOT SELECT AN OPTION OR SELECT MORE THAN ONE OPTION, IT WILL BE ASSUMED THAT AS TO THESE SHARES YOU HAVE NO PREFERENCE AND THE SHARES SHALL BE DESIGNATED NON-ELECTION SHARES. NON-ELECTION SHARES WILL BE EXCHANGED FOR MAINSOURCE COMMON STOCK, CASH OR A COMBINATION OF MAINSOURCE COMMON STOCK AND CASH, DEPENDING ON THE ELECTIONS MADE BY OTHER MBT SHAREHOLDERS. IN ADDITION, YOUR ELECTION IS SUBJECT TO CERTAIN LIMITS AND ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

        The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. Please issue the new certificate and/or check in the name shown above to the above address unless instructions are given in the boxes below.

  SPECIAL PAYMENT AND/OR ISSUANCE
  INSTRUCTIONS

  To be completed ONLY if (i) the new certificate to be issued and/or (ii) the check in exchange for the Certificate(s) surrendered herewith are to be issued in the name of someone other than the undersigned. The taxpayer identification number of the new owner must be provided.

Name:	(Please Print First, Middle and Last Names)
Address:

(including zip code)
Dated:

  SPECIAL DELIVERY INSTRUCTIONS

  Complete ONLY if the new certificate and/or the check, as applicable, is to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown as the address on the first page.

Name:	(Please Print First, Middle and Last Names)
Address:

(including zip code)

  IMPORTANT—SHAREHOLDER SIGN HERE

X
X

Must be signed by registered holder(s) exactly as name(s) appear on stock certificate(s). If signature is by attorney, executor, administrator, trustee or guardian, agent or other person acting in a fiduciary or representative capacity, please set forth full title.

Dated:
Name(s):	(please print)
Capacity:

Area Code and Telephone No.:

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 INSTRUCTIONS

A.
Special Conditions

1.
The Election.    Each share of MBT Common Stock will be converted into the right to elect to receive either $35.16 in cash or 2.055 shares of MainSource Common Stock. However, it is understood that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, all elections are subject to the limitation that, on an aggregate basis, 60% of MBT Common Stock will be converted into MainSource Common Stock and 40% of MBT Common Stock will be converted into cash. Elections for stock or cash will be reallocated to ensure this distribution of merger consideration. MainSource cannot, therefore, ensure that all MBT shareholders will receive their election choices. Any adjustments to the elections will be made in accordance with the procedures set forth in the Merger Agreement that is attached as Appendix A to the proxy statement/prospectus you have been provided.

2.
Election Deadline.    To be effective, a properly completed Election Form accompanied by the stock certificate(s) representing all of your shares of MBT Common Stock must be received by Registrar and Transfer Company, the Exchange Agent, not later than 5:00 p.m. EDT on [            ], 2014 ("Election Deadline"). Holders of MBT Common Stock whose properly completed Election Form and certificate(s) are not received by the Election Deadline or who revoke their Election Form and who do not submit a subsequent Election Form will be considered a Non-Electing Shareholder. The method of delivery of all documents is at the option and risk of the MBT shareholder. Sending by certified mail or registered mail, properly insured, with return receipt requested, is recommended.

3.
Description of Certificates.    Insert in the box at the top of the Election Form marked "Description of Certificates Surrendered" the certificate number(s) of the MBT Common Stock certificate(s) that you are surrendering herewith, the number of shares represented by each certificate, and the name(s) and address(es) of the registered owners of such certificates. If the space provided is insufficient, attach a separate sheet listing this information.

4.
Election Options.    In the box marked "Election Options" indicate whether you would like to receive in exchange for your shares of MBT Common Stock, only shares of MainSource Common Stock, only cash, a combination of MainSource Common Stock and cash, or that you have no election preference. Mark only one selection. The Merger Agreement limits the aggregate amount of cash and MainSource Common Stock that will be issued in the Merger. Therefore, it may not be possible for all elections to be honored in full. To find out more about these limits and the allocation method that will be used, please see "Merger Agreement—Election and Allocation Procedures" on page [            ] of the proxy statement-prospectus.

5.
Revocation of Election.    A holder of shares of MBT Common Stock who has made an election may at any time prior to the Election Deadline revoke such election by submitting to the Exchange Agent written notice of revocation. The revocation must be received by the Exchange Agent prior to the Election Deadline.

6.
Termination of Merger.    In the event of termination of the Merger Agreement, the Exchange Agent will promptly return your stock certificates representing shares of MBT Common Stock. In such event, shares of MBT Common Stock held through nominees are expected to be available for sale or transfer promptly. Certificates representing shares of MBT Common Stock held directly by MBT shareholders will be returned by registered mail. The Exchange Agent will use its commercially reasonable efforts to cooperate with MBT and MBT shareholders to facilitate return of MBT stock certificates in the event of termination of the Merger Agreement, but return of certificates other than by registered mail will only be made at the expense, written direction and

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  risk of MBT shareholders, accompanied by a pre-paid, pre-addressed returned courier envelope sent to the Exchange Agent.

B.
General.

1.
Signatures.    (a) The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a joint Election Form is submitted) on the Election Form should correspond exactly with the name(s) as written on the face of the certificate(s) unless the shares of MBT Common Stock described on this Election Form have been assigned by the registered holder(s), in which event this Election Form should be signed in exactly the same form as the name of the last transfer indicated on the transfer form attached to or endorsed on the certificate(s).

  (b)    If this Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), the signature(s) appearing on such endorsement(s) or stock power(s) and on this Election Form.

  (c)    If this Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any other acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with this Election Form.

2.
Special Payment and/or Issuance Instructions.    If checks or certificates representing MainSource Common Stock are to be payable to the order of, or registered in, a name(s) other than exactly the name(s) that appear on the certificate(s) representing shares of MBT Common Stock being submitted herewith, the certificate(s) submitted herewith must be accompanied by appropriate signed stock power(s), the signature(s) appearing on such stock power(s) and on this Election Form. Please also check the appropriate box in "Special Payment and/or Issuance Instructions" on the Election Form.

3.
Special Delivery Instructions.    If checks or certificates representing shares of MainSource Common Stock are to be delivered to someone other than the registered holder(s) or to the registered holder(s) at an address other than that appearing above, please check the appropriate box in "Special Delivery Instructions" and insert the appropriate address in the space provided on this Election Form.

4.
Lost Certificate.    If your certificate(s) representing shares of MBT Common Stock has (have) been lost, stolen or destroyed, you should check the box on the face of the Election Form indicating that the certificate(s) is lost, complete the rest of the form, including the Affidavit For Lost Stock Certificate(s) below and return it to the Exchange Agent, along with a check payable to [                        ] in the amount of [            ]% of the market value of the lost certificate(s) (at [$35.16] per share) and with any certificate(s) of MBT Common Stock in your possession (bond premium calculation: current market value × number of shares lost, stolen or destroyed × [            ]% bond premium—example: 100 shares of MBT Common Stock × $[35.16] MV × [            ]% = $[            ] bond premium). If your bond premium exceeds $[            ] you must contact Registrar and Transfer Company at (800) 368-5948 immediately.

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  AFFIDAVIT FOR LOST STOCK CERTIFICATE(S)

                      The undersigned hereby attests and certifies the following: that I am the lawful owner of the certificate(s) listed on this letter of transmittal as lost; that a search for the certificate(s) has been conducted and that these certificate(s) cannot be located; and that these certificate(s) have not been endorsed, hypothecated, sold or had their ownership pledged or encumbered in any form, whatsoever.

                      In requesting the replacement of this certificate(s), I hereby agree that: if these certificate(s) are subsequently located, they will be tendered for cancellation; and that I indemnify, protect and hold harmless MainSource and Registrar and Transfer Company, and any other party from and against all losses, expenses, costs, and damages including legal fees that these parties may be subject to at any time in the future as a result of the cancellation and replacement of the certificate(s). All rights accruing to these parties will not be limited by their negligence, breach of duty, accident, or other obligation on the part of or by any officer or employee of the parties.

                      I acknowledge that the certificate(s) will be replaced under an insurance bond underwritten by [            ]. My check, payable to the [            ] to cover the premium of [            ]% of the market value of the stock is enclosed. I further acknowledge that any filing of an insurance application with materially false or misleading information is a fraudulent insurance act and may be considered a crime.

                      Note:    If your bond premium exceeds $[            ] you must contact Registrar and Transfer Company at (800) 368-5948 immediately.

Sign Here:

Co-Owner, if any:	Date:	, 20

5.
Inquiries.    All inquiries with respect to the surrender of certificates of common stock should be made directly to the Exchange Agent, Registrar and Transfer Company, at 1-800-368-5948, or via email to info@rtco.com.

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  Exhibit 99.2
INSTRUCTIONS